EXHIBIT 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com
Contact:
Jim Storey
Investor Relations
BlueLinx Holdings Inc.
(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES PRELIMINARY FOURTH-QUARTER RESULTS
-- Financial Results Negatively Impacted by Housing Slowdown —
— Long-term Specialty Product Growth Strategy Remains Unchanged —
ATLANTA – January 23, 2007 – BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, expects to report a fourth-quarter net loss in the range of $0.16 to $0.22 per diluted share on revenue of approximately $945 million, based on a preliminary review of the company’s unaudited financial results for the fourth quarter ended December 30, 2006. Gross profit margin for the quarter was approximately 9.8%, compared with 10.0% for the third quarter of 2006 and 10.6% a year ago, when the company reported net income of $0.48 per share.
Revenue for the fourth quarter declined approximately 29% from $1.33 billion a year ago as the company’s business that is tied to new home construction continues to be negatively impacted by the ongoing sharp slowdown in new home construction and depressed wood-based structural product prices. In addition, fourth-quarter results in 2005 benefited in part from stronger-than-expected seasonal end-use demand in the aftermath of Hurricanes Katrina and Rita. The company’s fourth-quarter results historically are negatively impacted by the seasonal slowdown in construction.
The company’s overall unit volume fell approximately 17% during the fourth quarter, with structural unit volume down approximately 18%, and specialty unit volume down approximately 15%. The company’s end-use markets are estimated to have declined 16%.
“The fourth quarter was one of the most difficult building product environments related to new home construction that we have experienced in decades,” said Stephen Macadam, chief executive officer. “A 25% reduction in new home construction from year-ago levels and low wood-based structural product prices combined to severely pressure our business related to this sector. Our business was further impacted as customers reacted to this environment by reducing their own inventory levels.”
The company’s other end-use market sectors not directly related to new home construction experienced mixed results for the fourth quarter. Manufactured housing is estimated to have declined significantly from Katrina-inflated levels of a year ago, while industrial applications and non-residential construction exhibited growth, and repair and remodeling weakened.

“Operating in this challenging fourth-quarter environment, we worked diligently to control costs, grow our specialty product business and manage our structural business to preserve margins,” Macadam said. “Total operating expenses in the fourth-quarter declined approximately 13% from the same period a year ago as a result of the business slowdown and our cost-reduction initiatives launched in the second half of the year, which are continuing.
“We continued to focus on growing our specialty product business, adding quality vendors and well-known brand names including Hitachi power tools, Johns Manville and Certainteed fiberglass insulation, and hardwood products from Columbia Forest Products. We are working to ramp up sales of these and other new products over the next several months, and believe they will positively impact our specialty unit volume growth in 2007.”
Prices for key grades of wood-based structural products ended the year down about 27% from prior year levels and remained at or below manufacturing costs, despite showing a slight rebound late in the fourth quarter from third-quarter levels. In response, the company in the fourth quarter continued to manage its structural business to focus on margin preservation.
“Looking forward, we remain focused on providing dependable service to our customers and vendors as the new home construction industry works its way through this cyclical correction,” Macadam said. “We expect that our business related to new home construction will remain difficult well into 2007 as this correction continues to run its course, and we are committed to aggressively managing costs and working capital in this environment. However, we believe the longer-term fundamentals for household creation remain favorable for our business, and our focus on executing our specialty product growth strategy remains intact, regardless of the environment.”
Dividend
On January 22, 2007, the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended December 30, 2006. The dividend is payable on March 30, 2007, to shareholders of record on March 16, 2007.
Fourth-Quarter Conference Call
BlueLinx will report financial results for the fourth quarter before the market opens on February 13, 2007, and host a conference call at 10:00 a.m. Eastern Time on that day. Details about the conference call will be provided approximately two weeks prior to the call.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,400 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service more than 11,700 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. Additional information about BlueLinx can be found on its web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products which we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
# # #